                                  EXHIBIT 4(a)

Item 4.  Ownership.

         The amounts set forth above give effect to the Agreement and Plan of Reorganization (hereinafter referred to as the "Agreement") entered into as of May 22, 2001 among Issuer, Comet Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and C-Bridge Internet Solutions, Inc., a Delaware Corporation (the "Seller"), whereby on September 19, 2001, the Merger Sub was merged with and into the Seller, the separate corporate existence of the Merger Sub ceased and the Seller continued as the surviving corporation. Pursuant to the Agreement, each share of common stock, par value $.01, of the Seller (the "Seller Common Stock") issued and outstanding immediately prior to September 19, 2001, subject to certain limitations contained within the Agreement, was canceled and extinguished and automatically converted into the right to receive (the "Right") 1.2517 shares of Common Stock, par value of $.001 per share of Issuer ("Issuer Common Stock"), and said Right was exercised immediately on September 19, 2001. Pursuant to the Agreement, Insight Capital Partners III, L.P., a Delaware limited partnership ("Capital Partners"), Insight Capital Partners III (Co-Investors), L.P., a Delaware limited partnership ("Co-Investor Partners"), Insight Capital Partners (Cayman)
III. L.P., a Cayman Islands limited partnership ("Cayman Partners", together with Capital Partners, Co-Investor Partners and Cayman Partners, "Insight III") received 2,565,984 shares of Issuer Common Stock and Insight Venture Management, Inc., a Delaware corporation ("Venture Management") received 31,292 shares of Issuer Common Stock.

         On September 26, 2001, Insight III purchased an additional 700,000 shares of Issuer Common Stock in the aggregate, at a price per share of $0.50. On September 28, 2001, InSight III purchased an additional 125,000 shares of Issuer Common Stock in the aggregate, at a price per share of $0.47. For a more detailed description of these transactions, please see the chart below.


-------------------------------- ------------------------------ ----------------------------- -------------------------
            Entity                    Issuer Common Stock            Issuer Common Stock         Issuer Common Stock
                                           acquired                       acquired                    acquired
                                   pursuant to the Agreement             on 9/26/01                  on 9/28/01
-------------------------------- ------------------------------ ----------------------------- -------------------------
Capital Partners                           1,803,216                        491,917                        87,842
-------------------------------- ------------------------------ ----------------------------- -------------------------

Co-Investor Partners                         316,079                         86,226                        15,398
-------------------------------- ------------------------------ ----------------------------- -------------------------

Cayman Partners                              446,689                        121,857                        21,760
-------------------------------- ------------------------------ ----------------------------- -------------------------

Venture Management                            31,292                        -------                        ------
-------------------------------- ------------------------------ ----------------------------- -------------------------

            Total:                         2,565,984                        700,000                       125,000
-------------------------------- ------------------------------ ----------------------------- -------------------------